EXHIBIT 8.1

                              List of Subsidiaries


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                                                                     Exhibit 8.1


                              LIST OF SUBSIDIARIES



           COMPANY                                       JURISDICTION
1)     ECI Telecom GmbH                              Germany
2)     ECI Telecom SARL                              France
3)     ECI Telecom (UK) Limited                      England & Wales
4)     ECI Telecom Italy SrL                         Italy
5)     ECI Telecom Holdings B.V.                     Netherlands
6)     ECI Network Solutions B.V.                    Netherlands
7)     ECI Telecom Ukraine LLC.                      Ukraine
8)     ECI Telecom (HK) Limited                      Hong Kong
9)     ECI Telecom (Philippines) Inc.                Philippines
10)    HETC Hangzhou ECI Telecom Corp.               China
11)    ECI Telecom India Private Limited             India
12)    ECI Telecom (AUS) Pty Limited                 New South Wales, Australia
13)    ECI Telecom, Inc.                             Delaware
14)    ECI De Mexico, S.A. De C.V.                   Mexico
15)    ECI Telecom De Colombia Finanzas Ltda.        Colombia
16)    ECI Telecom Do Brasil Ltda.                   Brazil
17)    ECI Telecom (Canada) Inc.                     Alberta, Canada
18)    Lightscape Networks Ltd.                      Israel
19)    Inovia Telecoms Ltd.                          Israel
20)    Enavis Networks Ltd.                          Israel
21)    ECI Telecom-NGTS Ltd.                         Israel
22)    ECI WaveInno Ltd.                             Israel
23)    InnoWave Do Brasil Ltda.                      Brazil
24)    Electo Galil Ltd.                             Israel
25)    QualiTech Experts Ltd.                        Israel